Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – February 16, 2005

DATALINK REPORTS 2004 FOURTH-QUARTER AND FULL-YEAR OPERATING RESULTS

Company achieves profitability in the fourth quarter; results consistent with recent guidance

Live Webcast of Conference Call at 9:30 AM Central Time Today, February 16, 2005

MINNEAPOLIS – February 16, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended December 31, 2004, rose 23 percent to $26.0 million from $21.1 million in the prior year.  The company reported net earnings of $445,000, or $.04 per diluted share compared to a net loss of $2.1 million, or $.20 per diluted share in the year-ago fourth quarter. The net loss for the prior year quarter includes restructuring charges of $1.8 million or $.18 per diluted share.

Datalink’s fourth-quarter revenues and per-share results were consistent with management’s updated guidance, which forecasted revenues of $25.8 million to $26.0 million and per share earnings of $.02 to $.04 per diluted share.

For the 12 months ended December 31, 2004, revenues were $93.3 million, versus $91.1 million generated in the prior year. Datalink’s net loss narrowed to $3.1 million, or $.31 per diluted share, from a net loss of $5.2 million, or $.50 per diluted share, for the 2003 12 months. The prior year net loss includes restructuring charges of $2.1 million or $.20 per diluted share.

Greg Meland, Datalink’s CEO, commented, “In 2004, we improved our execution against the key elements of our strategy and positioned the company for accelerated success.”

The company’s accomplishments include:

•                  Attaining profitability in the fourth quarter; the company grew revenues through increased productivity while cutting costs during the year

•                  Growing its customer support business; billings for customer support contracts increased 13 percent from the prior year

•                  Improving gross profit margins; gross profit margins were 28.6 percent in the fourth quarter reflecting higher value-add products and services for customers and better pricing from vendors

The company has effectively positioned its storage solutions to take advantage of the best technologies in the industry, particularly around opportunities with Enhanced Data Recovery (EDR). Datalink’s customers are realizing the benefits of having the company’s professional services teams deploy disk-based recovery innovations, including tape emulation, disk-to-disk-to-tape, point-in-time copy and replication, to enhance their EDR capabilities.

Meland continued, “In October 2003, we restructured our business to lower costs and create a more effective organization. Since that time, our operating results have improved each quarter, culminating with a profitable 2004 fourth quarter. Through this difficult operating environment our employees have stayed focused on contributing to the success of Datalink and our customers.

Said Meland, “While we are pleased with our progress, we are very focused on delivering stronger results this year.”

In 2005, the company plans to:

•                  Further increase employee productivity and improve market share in key geographic locations

•                  Grow its revenue base and increase market share in key opportunity areas, like EDR and information life cycle management

•                  Expand customer support and professional services business capabilities and financial results

•                  Generate sustained profitable growth during the year

Outlook:

For the quarter ending March 31, 2005, Datalink expects revenues to range from $22 million to $26 million, with a net loss before sublease charges of $.05 to $.13 per diluted share. Datalink expects to incur increased operating expenses in the first quarter of 2005 primarily due to normal recurring costs which are more heavily weighted to the early part of the company’s year. The higher costs relate to payroll taxes, public reporting costs and benefit accruals. Datalink also will incur expenses related to Sarbanes-Oxley compliance requirements which will contribute to the expected first-quarter operating loss. These compliance and other costs are projected to decline as the year progresses. Additionally, as previously announced, Datalink will take a one time non-cash charge of approximately $3 million or $.30 per diluted share in the quarter ended March 31, 2005. The accrual primarily represents the difference between the company’s original lease payment and the amount it will receive from the sub-lessee over the remaining lease term.

The company expects to generate increased revenues and return to profitability in the second quarter of 2005.

Webcast

A live Webcast of the Datalink conference call to discuss the improved fourth-quarter guidance is scheduled for today, February 16 at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated first quarter 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. The company also cannot assure that its cost reduction initiatives and management changes will lead to continued profitability. Further, the company’s revenues for any particular quarter are not necessarily reflected by the company’s backlog of contracted orders.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial
Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net sales:
Products	$17,880	$13,801	$63,235	$61,350
Services	8,103	7,272	30,048	29,787
Total net sales	25,983	21,073	93,283	91,137

Cost of sales:
Cost of product sales	12,818	10,877	48,568	47,477
Cost of service sales	5,733	4,891	21,175	20,198
Total cost of sales	18,551	15,768	69,743	67,675
Gross profit	7,432	5,305	23,540	23,462
Operating expenses:
Sales and marketing	3,588	2,112	12,438	10,985
General and administrative	2,448	2,780	10,366	10,960
Engineering	915	929	3,764	4,220
Restructuring charges	—	1,772	(63)	2,078
Amortization of intangibles	65	108	261	724
	7,016	7,701	26,766	28,967
Loss from operations	416	(2,396)	(3,226)	(5,505)
Interest income, net	29	17	83	74
Loss before income taxes	445	(2,379)	(3,143)	(5,431)
Income tax benefit	—	(276)	—	(276)
Net loss	$445	$(2,103)	$(3,143)	$(5,155)

Net loss per share:
Basic	$0.04	$(0.21)	$(0.31)	$(0.50)
Diluted	$0.04	$(0.21)	$(0.31)	$(0.50)
Weighted average shares outstanding:
Basic	10,298	10,240	10,268	10,227
Diluted	10,298	10,240	10,268	10,227

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$12,663	$12,565
Accounts receivable, net	11,485	8,541
Inventories	627	1,969
Deferred customer support contract costs	10,770	7,723
Inventories shipped but not installed	2,343	2,160
Other current assets	284	329
Total current assets	38,172	33,287
Property and equipment, net	3,134	4,500
Goodwill	5,500	5,500
Intangibles, net	225	485
Other assets	38	45
Total assets	$47,069	$43,817

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,031	$10,139
Accrued commissions	1,227	475
Accrued income taxes	109	72
Accrued sales and use tax	510	350
Accrued expenses, other	1,276	837
Deferred revenue from customer support contracts	14,012	9,926
Total current liabilities	28,165	21,799
Deferred rent	392	522
Total liabilities	28,557	22,321

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,282,545 and 10,241,963 shares issued and outstanding as of December 31, 2004 and December 31, 2003, respectively	10	10
Additional paid-in capital	26,624	26,158
Deferred compensation	(307)	0
Accumulated deficit	(7,815)	(4,672)
Total stockholders’ equity	18,512	21,496
Total liabilities and stockholders’ equity	$47,069	$43,817

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2004	2003

Cash flows from operating activities:
Net loss	$(3,143)	$(5,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts	6	(34)
Depreciation and amortization	1,781	2,092
Amortization of intangibles	260	724
Impairment of customer base intangible	—	926
Deferred rent	(130)	181
Loss on sale of assets	—	10
Stock compensation expense	42	194
Changes in operating assets and liabilities:
Accounts receivable	(2,950)	3,912
Inventories	1,159	2,340
Deferred customer support contract costs	(3,047)	400
Other current assets	45	2,024
Other assets	7	24
Accounts payable	892	(3,528)
Accrued expenses	1,351	(117)
Income taxes	37	(146)
Deferred revenue from customer support contracts	4,086	(631)
Net cash provided by operating activities	396	3,216

Cash flows from investing activities:
Purchase of property and equipment	(415)	(1,096)
Net cash used in investing activities	(415)	(1,096)

Cash flows from financing activities:
Proceeds from issuance of common stock	117	111
Net cash provided by financing activities	117	111

Increase in cash and cash equivalents	98	2,231
Cash and cash equivalents, beginning of period	12,565	10,334
Cash and cash equivalents, end of period	$12,663	$12,565